Exhibit 23-21
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-136815-01 on Form S-3 of our report dated February 27, 2009, relating to the consolidated financial statements and financial statement schedules of The Detroit Edison Company and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting standards), appearing in the Annual Report on Form 10-K of The Detroit Edison Company for the year ended December 31, 2008.
/S/ DELOITTE & TOUCHE LLP
Detroit, Michigan
February 27, 2009